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Exhibit 21

Subsidiaries

THQ Inc.

Name	Jurisdiction of Incorporation
Blue Tongue Entertainment Pty. Ltd.	Australia
Locomotive Games, Inc.	California
THQ Asia Pacific Pty. Ltd.	Australia
THQ Canada Inc. dba Relic Entertainment	British Columbia
THQ Digital Studios Phoenix, Inc.	Arizona
THQ Digital Studios UK Limited	United Kingdom
THQ Entertainment GmbH	Germany
THQ France S.a.r.l.	France
T.HQ (Holdings) Limited	United Kingdom
THQ Interactive Entertainment Espana, S.L.U.	Spain
THQ International GmbH	Switzerland
THQ Italy S.r.l.	Italy
THQ Japan K.K.	Japan
THQ Korea Ltd.	Korea
THQ Maryland, Inc.	Delaware
THQ Montreal Inc.	Montreal, Quebec
THQ Nordic ApS	Denmark
THQ Software Development (Shanghai) Co., Ltd.	China
THQ Studio Australia Pty. Ltd.	Australia
THQ (UK) Limited	United Kingdom
THQ Wireless Inc.	Delaware
THQ Wireless International S.a r.l.	Luxembourg
THQ Wireless Singapore Pte. Ltd.	Singapore
Universomo Ltd.	Finland
Vigil Games, Inc.	Texas
Volition, Inc.	Delaware

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  Exhibit 21